UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 2, 2007

WILLBROS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama
(State or Other Jurisdiction of Incorporation)

1-11953	98-0160660
(Commission File Number)	(IRS Employer Identification No.)
Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama
(Address of Principal Executive Offices) (Zip Code)
+50-7-213-0947
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On October 31, 2007, Willbros Group, Inc. (the “Company”) announced that it had entered into a share purchase agreement to acquire all of the outstanding equity interests of Integrated Service Company LLC, or InServ, for approximately $225 million. It is anticipated that the acquisition of InServ will be completed in mid-November 2007.
     Included in this Report on Form 8-K are audited consolidated financial statements of InServ for the years ended December 31, 2006, 2005 and 2004 and unaudited condensed consolidated financial statements of InServ for the nine months ended September 30, 2007 and 2006. Also included are unaudited pro forma condensed combined financial statements of the Company for the year ended December 31, 2006 and the nine months ended September 30, 2007, which have been prepared to give effect to the pending acquisition of InServ. The pro forma financial statements are presented for informational purposes only and do not purport to represent what the Company’s results of operations or financial position would have been had the transactions reflected occurred on the dates indicated or to project the Company’s financial position as of any future date or the Company’s results of operations for any future period.
INTEGRATED SERVICE COMPANY, LLC
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
WILLBROS GROUP, INC.
INDEX TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants
Members
Integrated Service Company, LLC
We have audited the accompanying consolidated balance sheets of Integrated Service Company, LLC (an Oklahoma limited liability company) and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Service Company, LLC and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
March 16, 2007

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005
ASSETS

CURRENT ASSETS:
Cash	$112,532	$107,208
Accounts receivable	28,411,117	22,348,875
Costs and estimated earnings of uncompleted contracts in excess of billings	14,509,921	7,929,367
Prepaids and other assets	530,945	585,669

Total current assets	43,564,515	30,971,119

PROPERTY, PLANT AND EQUIPMENT:
Land and building	5,971,202	5,893,739
Field equipment	10,806,562	9,505,661
Furniture, fixtures, office and computer equipment	1,517,545	1,322,913

	18,295,309	16,722,313
Less: accumulated depreciation	(9,244,073)	(8,170,463)

Property, plant and equipment, net	9,051,236	8,551,850

OTHER ASSETS	440,735	198,161

Total assets	$53,056,486	$39,721,130

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$11,024,608	$6,674,774
Billings of uncompleted contracts in excess of costs and estimated earnings	7,527,835	3,292,882
Current maturities of long-term debt	1,351,844	967,893
Accrued wages, payroll taxes and employee benefits	2,867,217	1,879,808
Other accrued liabilities	1,385,584	993,049

Total current liabilities	24,157,088	13,808,406

LONG-TERM DEBT, less current portion	3,826,191	3,223,243

CONTINGENCIES

MEMBERS’ EQUITY:
Members’ equity	26,528,647	22,754,439
Less: members’ notes receivable	(1,455,440)	(64,958)

Total members’ equity	25,073,207	22,689,481

Total liabilities and members’ equity	$53,056,486	$39,721,130

The accompanying notes are an integral part of these consolidated balance sheets.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Consolidated Statements of Operations
For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
CONTRACT REVENUES EARNED	$200,482,659	$147,348,728	$114,019,620
COST OF REVENUES EARNED	166,056,301	123,207,915	93,418,020

GROSS PROFIT	34,426,358	24,140,813	20,601,600
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	16,634,534	11,623,505	10,636,893

OPERATING INCOME	17,791,824	12,517,308	9,964,707

OTHER INCOME (EXPENSE):
Interest expense	(756,196)	(404,907)	(287,913)
Miscellaneous income	81,266	239,998	644,094

NET INCOME	$17,116,894	$12,352,399	$10,320,888

The accompanying notes are an integral part of these consolidated financial statements.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Consolidated Statements of Members’ Equity
For the years ended December 31, 2006, 2005 and 2004

		Members’ notes
	Members’ equity	receivable	Total
Balance, December 31, 2003	$9,418,764	$(129,914)	$9,288,850
Net income	10,320,888	—	10,320,888
Compensation expense for option agreement	84,734	—	84,734
Member distributions	(2,986,269)	—	(2,986,269)
Payment on member’s note receivable	6,496	32,478	38,974
Purchase of member interest	60,150	—	60,150

Balance, December 31, 2004	16,904,763	(97,436)	16,807,327
Net income	12,352,399	—	12,352,399
Compensation expense for option agreement	150,175	—	150,175
Member distributions	(5,152,542)	—	(5,152,542)
Payment on member’s note receivable	6,027	32,478	38,505
Purchase of member interest	(1,506,383)	—	(1,506,383)

Balance, December 31, 2005	22,754,439	(64,958)	22,689,481
Net income	17,116,894	—	17,116,894
Compensation expense for option agreement	122,304	—	122,304
Member distributions	(8,681,386)	—	(8,681,386)
Payment on members’ notes receivable	—	32,478	32,478
Purchase of member interest	(6,799,956)	—	(6,799,956)
Notes receivable on options exercised	1,914,220	(1,422,960)	491,260
Interest received from notes receivable	102,132	—	102,132

Balance, December 31, 2006	$26,528,647	$(1,455,440)	$25,073,207

The accompanying notes are an integral part of these consolidated financial statements.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Consolidated Statements of Cash Flows
For the years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,116,894	$12,352,399	$10,320,888
Adjustments to reconcile net income to net cash provided by (used in) operating activities- Depreciation	1,174,711	1,329,059	1,165,127
(Gain) loss on disposal of equipment	(2,226)	—	30,222
Compensation expense for option agreement	122,304	150,175	84,734
Provision for doubtful accounts	—	—	41,791
Changes in assets and liabilities-
Accounts receivable	(6,062,242)	(7,646,747)	(478,000)
Costs and estimated earnings of uncompleted contracts in excess of billings	(6,580,554)	(4,278,174)	1,760,013
Prepaids and other assets	(187,850)	(70,249)	(40,720)
Accounts payable	4,349,834	2,839,307	(427,279)
Billings of uncompleted contracts in excess of costs and estimated earnings	4,234,953	1,304,670	768,845
Accrued liabilities	1,379,944	715,748	(1,074,338)

Total adjustments	(1,571,126)	(5,656,211)	1,830,395

Net cash provided by operating activities	15,545,768	6,696,188	12,151,283

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,678,237)	(2,037,030)	(1,871,234)
Proceeds from sale of equipment	6,366	—	219,029

Net cash used in investing activities	(1,671,871)	(2,037,030)	(1,652,205)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	56,686,835	50,248,148	26,503,502
Payments of short-term borrowings	(56,686,835)	(50,248,148)	(27,304,668)
Proceeds from long-term borrowings	9,400,000	—	—
Payments of long-term debt	(8,413,101)	(967,891)	(3,805,710)
Repayment on members’ notes receivable	32,478	32,478	32,478
Purchase of member interest	(6,799,956)	(1,506,383)	—
Member tax distributions	(8,681,386)	(5,152,542)	(2,986,269)
Payments received for units	491,260	—	—
Interest received for members’ notes receivable	102,132	—	—

Net cash used in financing activities	(13,868,573)	(7,594,338)	(7,560,667)

NET INCREASE (DECREASE) IN CASH	5,324	(2,935,180)	2,938,411

CASH, beginning of year	107,208	3,042,388	103,977

CASH, end of year	$112,532	$107,208	$3,042,388

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$754,714	$404,907	$376,377

Cash paid for income taxes	$711,798	$323,542	$330,258

NONCASH FINANCING ACTIVITIES:
Notes receivable from members	$(1,422,960)	$—	$60,150

The accompanying notes are an integral part of these consolidated financial statements.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
A — NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
     1. Business
     Integrated Service Company, LLC (DBA InServ and formerly The Cust-O-Fab Companies, LLC) and its wholly owned subsidiary, Construction & Turnaround Services, LLC (collectively the Company), are Oklahoma limited liability companies.
     The Company is engaged in the chemical and refinery turn-around business, the fabrication and field erection of process heaters, and the maintenance and repair services of above-ground storage tanks primarily for the chemical and petrochemical industries. The Company provides services primarily throughout the United States, Central America and South America.
     2. Basis of Presentation
     The consolidated financial statements have been prepared based upon accounting principles generally accepted in the United States of America and include the accounts of InServ and its wholly owned subsidiary. Intercompany accounts and transactions have been eliminated.
     3. Revenue and Cost Recognition
     Revenues from construction contracts are recognized on the percentage of completion method which is measured for each individual contract in progress at the end of an accounting period. Management considers expended costs to be the best available measure of progress on uncompleted contracts.
     Contract costs include all direct material and labor costs and indirect costs related to contract performance, including indirect labor, supplies, tools, repairs and depreciation costs. General and administrative costs are charged to expense as incurred.
     4. Accounts Receivable
     The Company grants credit to its customers for the purchase of services and equipment of the chemical and petrochemical industries. Accounts receivable are recorded at amounts billed to customers, with no discounting, less an allowance for doubtful accounts. The allowance for doubtful accounts is based on management’s assessment of the realizability of customer accounts. Management’s assessment is based on the overall creditworthiness of the Company’s customers and any specific disputes. The Company had no provision for doubtful accounts for the years ended December 31, 2006 and 2005.
     5. Costs and Estimated Earnings of Uncompleted Contracts in Excess of Billings
     Revenues are recognized as earned (see “Revenue and Cost Recognition” section of Note A above), but customers are billed in accordance with the terms of their contract. In some instances, customers are billed at intervals in advance of earnings; the excess of the amount previously billed over the revenue earned is deferred and reported as a current liability in the consolidated financials as “billings of uncompleted contracts in excess of costs and estimated earnings.” To the extent that revenues earned exceed the amounts billed to date (either due to processing lag time or contractual terms), the difference is reflected as a current asset, “costs and estimated earnings of uncompleted contracts in excess of billings” in the consolidated financial statements.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
A — NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)
     The comparison of billings to costs and estimated earnings of uncompleted contracts at December 31, 2006 and 2005 is as follows:

	2006	2005
Costs and estimated earnings	$215,306,327	$162,842,944
Billings	208,324,241	158,206,459

	$6,982,086	$4,636,485

     The difference between billings and costs and estimated earnings of uncompleted contracts is included in the accompanying balance sheets under the following captions:

	2006	2005
Costs and estimated earnings of uncompleted contracts in excess of billings	$14,509,921	$7,929,367
Billings of uncompleted contracts in excess of costs and estimated earnings	7,527,835	3,292,882

	$6,982,086	$4,636,485

     6. Property, Plant and Equipment
     Property, plant and equipment are recorded at cost and depreciated using the straight-line and accelerated methods over the following estimated useful lives:

Years
Buildings	39-40
Field equipment	5-8
Furniture, fixtures, office and computer equipment	3-7
Leasehold improvements	Remaining life of lease
     7. Repairs and Maintenance Costs
     The cost of repairs and maintenance is charged to expense as incurred; significant improvements are capitalized and depreciated over the remaining useful life of the asset.
     8. Income Taxes
     For federal tax purposes, the Company has elected to be treated as a partnership with each member being separately taxed on their ratable share of taxable income. Accordingly, no income tax expense has been recorded in the consolidated financial statements, except for states which allow the corporation to pay taxes on the members’ behalf and income taxes paid to foreign countries. Income tax expense is included in selling, general and administrative expenses on the consolidated statements of operations.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
A — NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)
     9. Use of Estimates in the Preparation of the Consolidated Financial Statements
     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, but are not limited to, the amount of revenue recognized and management’s determination of the allowance for doubtful accounts.
     10. Reclassifications
     Certain prior period amounts have been reclassified to conform with the 2006 presentation. These reclassifications had no impact on net income.
     11. Recently Issued Accounting Standards
     In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for the Company’s fiscal year beginning January 1, 2007. The Company is currently evaluating what impact, if any, this statement will have on its financial statements.
     The Company adopted Financial Accounting Standards Board issued Statement No. 123 revised, Share-Based Payment (SFAS No. 123R) on January 1, 2006. The Statement requires all entities to recognize the fair value of share-based payment awards (stock compensation) classified in equity, unless they are unable to reasonably estimate the fair value of the award. The effect of SFAS 123 (R) is not material, and therefore, the Company has made no disclosure of the pro forma net income as if SFAS 123 (R) had been adopted.
B — LINE OF CREDIT
     On February 13, 2006, the Company amended its agreement with Bank of Oklahoma for a revolving line of credit up to $13,250,000 that expires June 30, 2007. The interest rate on the line of credit is LIBOR plus 2.00% (7.225% at December 31, 2006). The weighted average interest rates for the years ended December 31, 2006, and 2005 were 6.43% and 6.05%, respectively. There were no outstanding borrowings on the line of credit at December 31, 2006 and 2005. The credit agreement requires, among other things, that the Company maintain minimum net worth and debt service coverage ratios and a maximum leverage ratio. The line of credit is collateralized by a first security interest in the Company’s property in Rogers County, Oklahoma. Commitment fees of 0.175% accrue daily on the unused portion of the line of credit. Commitment fees paid for the years ended December 31, 2006 and 2005 totaled approximately $15,000 and $10,000, respectively. There were approximately $1,598,000 and $1,691,000 letters of credit outstanding at December 31, 2006 and 2005, respectively.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
C — LONG-TERM DEBT
     Long-term debt at December 31, 2006 and 2005 consists of the following:

	2006	2005
Note payable to BOK due April 30, 2008; monthly principal payments of $80,357 plus interest, with the remaining principal balance due at maturity; interest at LIBOR plus 2.00% (5.94% at December 31, 2005). Secured by equipment and real estate and guaranteed by a member of the Company.	$—	$4,178,576

Note payable to BOK due January 31, 2013; monthly principal payments of $111,905 plus interest, with the remaining principal balance due at maturity; interest at LIBOR plus 2.00% (7.225% at December 31, 2006). Secured by equipment and real estate and guaranteed by a member of the Company.	5,169,048	—

Other	8,987	12,560

	5,178,035	4,191,136
Less-current maturities	1,351,844	967,893

	$3,826,191	$3,223,243

     Future maturities of long-term debt at December 31, 2006, are as follows:

2007	$1,351,844
2008	1,342,857
2009	1,342,857
2010	1,140,477
2011	—
Thereafter	—

$5,178,035

     The debt agreements with BOK contain certain restrictive covenants that require the maintenance of specified financial and operating ratios. As of December 31, 2006 and 2005, the Company was in compliance with the covenants of the debt agreements.
D — CONTINGENCIES
     The Company is a party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, all such matters are either covered by insurance, are without merit or involve amounts, which, if resolved unfavorably, would not have a significant effect on the financial position or results of operations of the Company. Once management determines that information pertaining to a legal proceeding indicates that it is probable that a liability has been incurred, an accrual is established equal to management’s estimate of the likely exposure. For matters that are covered by insurance, the Company accrues the related deductible.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
E — MEMBERS’ EQUITY
     There are certain restrictions on transfers of membership interests as defined by the Operating Agreement of the Company. In addition, the Company has the right of first refusal to purchase all of the offered membership interest at the price and on the terms established with the proposed purchaser. If the Company does not exercise its option, the other members shall have the right to purchase the offered membership interest.
F — STOCK OPTION AND APPRECIATION RIGHT PLANS
     In 1998, the Company granted one employee the option to purchase an ownership interest in the Company equal to a 2.5% ownership interest, subject to dilution as a result of the issuance of any subsequent ownership interests and options held by any other members of the Company. The option holder exercised 20% of his options in 1998 for cash. On December 31, 2002, the option holder exercised the remaining 80% of his options by delivering a promissory note to the Company for approximately $162,400, payable in five equal annual installments of approximately $32,480, plus accrued interest at the Chase Manhattan Prime rate, beginning on December 31, 2003. The promissory note is collateralized by the option holder’s pledge of all of his ownership interests in the Company, whether owned at the time of the pledge or acquired thereafter.
     On January 3, 2006, the Company granted four members 52,500 options to purchase an ownership interest in the Company at an exercise price of $33.88 per unit. On the same day, the option holders exercised 20% of the options in cash and exercised the remaining 80% of the options by delivering promissory notes to the Company. These promissory notes totaled $1,422,960 with interest accrued at LIBOR plus 2.00%. Interest is payable annually on December 31 of each year. The notes are due when the Company exercises their repurchase right or the member sells the units. The Company expects the notes to be paid within 10 years. The promissory notes are collateralized by the option holder’s pledge of all of their ownership interest in the Company, whether owned at the time of the pledge or acquired thereafter.
     The Company accounts for members’ equity option grants in accordance with SFAS 123 (R). As the Company could not reasonably estimate the calculated value of the options on the grant date they have been accounted for based on the grant-date intrinsic value. Accordingly, compensation expense is calculated annually based on the current intrinsic value of the ownership interest as compared with the grant-date intrinsic value of the options. The current and grant-date intrinsic value were determined using a third party valuation. The Company recorded compensation expense of approximately $123,000, $150,000 and $85,000 related to these options for the years ended December 31, 2006, 2005 and 2004, respectively.
     The Company created a unit stock appreciation rights plan for certain non-equity employees as of January 1, 2006. The exercise price of each option is the appraised value of the Company’s membership interest on the date of grant. The options vest over a three year period on the first day of the year beginning on the option grant date. If an employee retires, dies, becomes disabled, or more than 50% of the Company is purchased, the employee is entitled to receive an amount of cash from the Company equal to (i) the total number of exercisable options, multiplied by (ii) the excess (if any) of the lower of the appraised value or the book value for each unit option over the unit exercise price.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2006 and 2005
F — STOCK OPTION AND APPRECIATION RIGHT PLANS (continued)
     A summary of the status of stock appreciation rights options under the Company’s plan is presented in the table below:

Options/Rights
Outstanding
Shares under/options:
Granted	11,630
Canceled	(750)
Vested	(3,627)

Balance at December 31, 2006	7,253

     The stock appreciation rights options issued in 2006 grant date price was $33.88. There were no stock appreciation rights options in 2005 or 2004.
     Under SFAS No. 123 (R), the Company has recorded a liability and compensation expense related to the appreciation amount of the unit options. As of December 31, 2006, the Company had recorded $316,826 related to the plan. This amount is included in other accrued liabilities on the consolidated balance sheets and selling, general, and administrative expenses on the consolidated statement of operations.
G — BENEFIT PLANS
     The Company sponsors a 401(k) plan (the Plan). To be eligible to participate, an employee must have thirty days of continuous employment with the Company and can join the Plan monthly. The Plan does not require the Company to make any contributions; however, the Company does have the option to make discretionary matching contributions or profit sharing contributions if it chooses. The Company contributed approximately $536,000, $390,000 and $251,000 to the Plan during 2006, 2005 and 2004, respectively.
H — CONCENTRATIONS OF CREDIT RISK
     A substantial portion of the revenues of the Company was from a limited number of customers in the oil and gas industry. For the years ended December 31, 2006, 2005 and 2004, the top four customers accounted for approximately 36%, 47% and 51% of total revenues, respectively. As of December 31, 2006, one customer had receivables outstanding of approximately 17% of total accounts receivable. As of December 31, 2005, three customers had receivables outstanding of approximately 43% of total accounts receivable.
     The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk of loss.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Condensed Consolidated Balance Sheet
As of September 30, 2007
(Unaudited)

ASSETS

Current Assets:
Accounts receivable	$49,016,994
Costs and estimated earnings of uncompleted contracts in excess of billings	18,884,725
Cash and other current assets	4,090,854

Total current assets	71,992,573
Property, plant and equipment, net	11,681,902
Other assets	175,035

Total assets	$83,849,510

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities:
Accounts payable	$19,194,066
Accrued liabilities and debt	11,975,199
Billings of uncompleted contracts in excess of costs and estimated earnings	9,235,282
Other current liabilities	5,926,021

Total current liabilities	46,330,568
Members’ equity	37,518,942

Total liabilities and members’ equity	$83,849,510

See accompanying notes to condensed consolidated financial statements.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Condensed Consolidated Statements of Operations
For the nine months ended
(Unaudited)

	September 30,	September 30,
	2007	2006
Contract revenues earned	$253,767,477	$134,013,136
Cost of revenues earned	214,839,851	111,397,270

Gross profit	38,927,626	22,615,866
Selling, general and administrative expenses	16,597,789	11,399,856

Operating income	22,329,837	11,216,010
Other expense	(312,387)	(584,154)

Net income	$22,017,450	$10,631,856

See accompanying notes to condensed consolidated financial statements.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Condensed Consolidated Statement of Members’ Equity
For the nine months ended September 30, 2007

		Members’ notes
	Members’ equity	receivable	Total
Balance, December 31, 2006 (audited)	$26,528,647	$(1,455,440)	$25,073,207
Net income	22,017,450	—	22,017,450
Compensation expense for option agreement	91,728	—	91,728
Member distributions	(9,822,944)	—	(9,822,944)
Payment on member’s note receivable	—	33,697	33,697
Options exercised	125,840	—	125,840
Interest received from notes receivable	76,480	(76,516)	(36)

Balance, September 30, 2007 (unaudited)	$39,017,201	$(1,498,259)	$37,518,942

See accompanying notes to condensed consolidated financial statements.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Condensed Consolidated Statements of Cash Flow
For the nine months ended
(Unaudited)

	September 30,	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,017,450	$10,631,856
Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation	958,608	873,561
Gain on disposal of equipment	(3,354)	(1,140)
Non-cash compensation expense for option agreement	91,728	—
Changes in assets and liabilities —
Accounts receivable	(20,605,877)	(4,649,913)
Costs and estimated earnings of uncompleted contracts in excess of billings	(4,374,804)	1,463,685
Prepaids and other assets	(403,168)	(165,198)
Accounts payable	8,169,459	871,546
Billings of uncompleted contracts in excess of costs and estimated earnings	1,707,447	3,429,052
Accrued liabilities	7,722,398	4,004,445

Total adjustments	(6,737,563)	5,826,038

Net cash provided by operating activities	15,279,887	16,457,894

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,596,022)	(1,228,925)
Proceeds from sale of equipment	10,102	5,466

Net cash used in investing activities	(3,585,920)	(1,223,459)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	83,928,176	46,568,065
Payments of short-term borrowings	(78,008,022)	(46,568,065)
Proceeds from long-term borrowings	—	9,400,000
Payments of long-term debt	(5,172,167)	(5,076,717)
Repayment on members’ notes receivable	32,478	32,478
Purchase of member interest	—	(6,799,956)
Member tax distributions	(9,822,944)	(8,350,960)
Payments received for units	125,840	491,260
Interest received for members’ notes receivable	1,183	2,153

Net cash used in financing activities	(8,915,456)	(10,301,742)

NET INCREASE IN CASH	2,778,511	4,932,693
CASH, beginning of period	112,532	107,208

CASH, end of period	$2,891,043	$5,039,901

See accompanying notes to condensed consolidated financial statements.

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)
1. Business
Integrated Service Company, LLC (DBA InServ and formerly The Cust-O-Fab Companies, LLC) and its wholly owned subsidiary, Construction & Turnaround Services, LLC (collectively the “Company”), are Oklahoma limited liability companies.
The Company is engaged in the chemical and refinery turnaround business, the fabrication and field erection of process heaters, and the maintenance and repair services of above-ground storage tanks primarily for the chemical and petrochemical industries. The Company provides services primarily throughout the United States, Central America and South America.
2. Basis of Presentation
The accompanying condensed consolidated financial statements are unaudited and are presented in accordance with the requirements of accounting principles generally accepted in the United States for interim reporting. Management believes that all material adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation have been made.
These financial statements do not include all disclosures normally made in complete annual financial statements and should be read in conjunction with the audited financial statements of the Company and notes thereto presented elsewhere in the Form 8K. The results of operations for the nine month period ended September 30, 2007 may not necessarily be indicative of the results of operations for the full year ending December 31, 2007.
3. Costs and Estimated Earnings of Uncompleted Contracts in Excess of Billings
Revenues are recognized as earned, but customers are billed in accordance with the terms of their contract. In some instances, customers are billed at intervals of earnings; the excess of the amount previously billed over the revenue earned in deferred and reported as a current liability in the consolidated financials as “billings of uncompleted contracts in excess of costs and estimated earnings.” To the extent that revenues earned exceed the amounts billed to date (either due to processing lag time or contractual terms), the difference is reflected as a current asset, “costs and estimated earnings of uncompleted contracts in excess of billings” in the consolidated financial statements.
The comparison of billings to costs and estimated earnings of uncompleted contracts at September 30, 2007 is as follows:

Costs and estimated earnings	$427,137,747
Billings	417,488,304

$9,649,443

The difference between billings and costs and estimated earnings of uncompleted contracts is included in the accompanying balance sheets under the following captions:

Costs and estimated earnings of uncompleted contracts in excess of billings	$18,884,725
Billings of uncompleted contracts in excess of costs and estimated earnings	9,235,282

$9,649,443

Integrated Service Company, LLC (DBA InServ) and Subsidiary
Notes to Condensed Consolidated Financial Statements
(Unaudited)
4. Property, Plant and Equipment
Property, plant and equipment are recorded at cost and depreciated using the straight-line and accelerated methods over the following estimated useful lives:

September 30,
2007

Land and building	$6,480,557
Field equipment	11,499,585
Furniture, fixtures, office and computer equipment	1,694,467
Construction in-process	2,055,839

21,730,448
Less - accumulated depreciation	(10,048,546)

Net property, plant and equipment	$11,681,902

5. Debt
During 2007, the Company repaid in full the note payable outstanding as of December 31, 2006. The Company amended their revolving credit and term loan agreement with Bank of Oklahoma on March 31, 2007 and May 1, 2007. The amended agreement includes a revolving $10,000,000 line of credit that expires March 31, 2010, a $5,000,000 term loan facility that expires March 31, 2013 and a $15,000,000 line of credit that expires March 31, 2008. The outstanding balance on the lines of credit was approximately $5,900,000 and the Company had approximately $19,100,000 available under the lines of credit as of September 30, 2007. The interest rate on the Company’s lines of credit is LIBOR plus the LIBOR margin as defined in the loan agreement. The Company did not have any borrowings against the term loan facility as of September 30, 2007.
6. Use of Estimates in the Preparation of the Condensed Consolidated Financial Statements
The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, but are not limited to, the amount of revenue recognized and management’s determination of the allowance for doubtful accounts.
7. Subsequent Event
On October 31, 2007, the members entered into an agreement to sell all of the outstanding equity interests of the Company for approximately $225,000,000. It is anticipated that the transaction will be completed in mid-November 2007.

WILLBROS GROUP, INC.
(in thousands, except share and per share amounts)
The following unaudited pro forma combined financial data gives effect to (1) our pending acquisition of InServ, (2) the issuance of common stock to the sellers of InServ in connection with such pending acquisition, (3) the application of $202.5 million of the net proceeds of this offering to finance the cash portion of the purchase price of InServ and (4) the receipt of the remaining net proceeds of this offering. The following summary unaudited pro forma financial data does not give effect to an anticipated $1.5 million charge for unamortized deferred finance costs and a reduction in annual expense of a minimum of $2.0 million which we anticipate from the refinancing of our existing credit facility. The unaudited pro forma condensed combined financial statements have been prepared assuming the acquisition of InServ by Willbros Group, Inc. is accounted for as a purchase under US generally accepted accounting principles, and are based on the historical consolidated financial statements of each company which include, in the opinion of management of both companies, all adjustments necessary to present fairly the results as of and for such periods. However, the unaudited pro forma condensed combined financial statements do not give consideration to the impact, if any, of asset dispositions or cost savings that may result from the acquisition. The following unaudited pro forma condensed combined balance sheet at September 30, 2007, and unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 should be read in conjunction with the historical financial statements of Willbros Group, Inc. and the related notes included in this prospectus supplement. The unaudited pro forma condensed combined financial statements were prepared as if the acquisition occurred as of or at the beginning of each period presented. There are no significant adjustments required to the historical financial data to conform the accounting policies of the two companies.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.
The purchase price of $225,000 will be paid by a cash consideration of $202,500, funded from the proceeds from a stock offering, and the issuance of shares of common stock directly to the sellers valued at $22,500.
Preliminary allocation of the purchase price follows:

· Net assets acquired	$37,519
· Fixed asset write-up to fair market value	4,927
· Identifiable intangible assets	20,000
· Estimated transaction costs	1,200

$63,646
The excess of purchase price over the net assets acquired of $162,554 is included in goodwill. Willbros Group, Inc. is in the process of obtaining a third party valuation of certain tangible and intangible assets. The actual values and estimated useful lives assigned to the acquisition will be subject to future refinement. Because a full valuation of those assets and liabilities and related useful lives has not yet been finalized, the final allocation of the purchase price may differ from the allocation presented above. Any goodwill amount recognized as a result of this acquisition will be reviewed for impairment annually. Any purchase price allocated to identifiable intangible assets with a finite life will be amortized over the estimate useful life of the asset.

WILLBROS GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except share and per share amounts)

	September 30, 2007
	Historical
		Integrated
		Service
	Willbros	Company,	Pro Forma		Pro Forma
	Group, Inc.	LLC	Adjustments		Combined
ASSETS
Current Assets:
Cash and Cash Equivalents	$58,709	$2,891	$(1,200	)(C)	$60,400
Accounts Receivable, net	181,733	49,017	—		230,750
Cost in excess of billing	29,029	18,884	—		47,913
Other current assets	23,753	1,200	—		24,953

Total Current Assets	293,224	71,992	(1,200)		364,016
Property, plant and equipment, net	120,393	11,682	4,927	(A)	137,002
Goodwill	13,184	—	(4,927	)(A)	167,294
			157,837	(B)
			1,200	(C)
Intangible assets	—	—	20,000	(G)	20,000
Other noncurrent assets	17,053	175	—		17,228

Total Assets	$443,854	$83,849	$177,837		$705,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable and current portion of long-term debt	$11,237	$5,926	$—		$17,163
Accounts payable and accrued liabilities	134,425	31,169	—		165,594
Billings in excess of cost	7,891	9,235	—		17,126
Other current liabilities	17,385	—	—		17,385

Total current liabilities	170,938	46,330	—		217,268
2.75% convertible senior notes	70,000	—	—		70,000
6.5% senior convertible notes	32,050	—	—		32,050
Long-term debt	26,085	—	—		26,085
Other noncurrent liabilities	38,323	—	—		38,323

Total liabilities	337,396	46,330	—		383,726
Contingencies and commitments
Stockholders’ equity:
Members’ equity	—	37,519	(37,519	)(B)	—
Common stock	1,467	—	313	(B)	1,780
Capital in excess of par value	273,840	—	215,043	(B)	488,883
Accumulated deficit	(181,912)	—	—		(181,912)
Treasury stock	(2,667)	—	—		(2,667)
Accumulated other comprehensive income	15,730	—	—		15,730

Total stockholders’ equity	106,458	37,519	177,837		321,814

Total liabilities and stockholders’ equity	$443,854	$83,849	$177,837		$705,540

The accompanying notes are an integral part of these statements.

WILLBROS GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)

	Nine Months Ended September 30, 2007
	Historical
		Integrated
		Service
	Willbros	Company,		Pro Forma		Pro Forma
	Group, Inc.	LLC		Adjustments		Combined
Contract Revenues	$610,168	$253,767		$—		$863,935
Operating Expenses:
Contract	538,790	214,036		—		752,826
Depreciations and amortization	13,223	804		3,251	(D)	17,278
General and administrative	42,295	16,598		—		58,893
Government fines	22,000	—		—		22,000

	616,308	231,438		3,251		850,997

Operating income (loss)	(6,140)	22,329		(3,251)		12,938
Other income (expense):
Interest income	4,433	17		—		4,450
Interest expense	(6,552)	(378)		—		(6,930)
Other — net	(2,019)	49		—		(1,970)
Loss on early extinguishment of debt	(15,375)	—		—		(15,375)

	(19,513)	(312)		—		(19,825)

Income (loss) before income taxes	(25,653)	22,017		(3,251)		(6,887)
Provision for income taxes	7,793	—	(F)	7,506	(E)	15,299

Net income (loss)	$(33,446)	$22,017		$(10,757)		$(22,186)

Net income (loss) per common share:
Basic	$(1.22)	$—		$—		$(0.66)

Diluted	$(1.22)	$—		$—		$(0.66)

Weighted average number of common shared outstanding:
Basic	27,421,927	—		6,264,826		33,686,753

Diluted	27,421,927	—		6,264,826		33,686,753

The accompanying notes are an integral part of these statements.

WILLBROS GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31, 2006
	Historical
		Integrated
		Service
	Willbros	Company,		Pro Forma		Pro Forma
	Group, Inc.	LLC		Adjustments		Combined
Contract Revenues	$543,259	$200,483		$—		$743,742
Operating Expenses:
Contract	489,494	164,881		—		654,375
Depreciations and amortization	12,430	1,175		4,335	(D)	17,940
General and administrative	53,366	16,635		—		70,001
Government fines	—	—		—		—

	555,290	182,691		4,335		742,316

Operating income (loss)	(12,031)	17,792		(4,335)		1,426
Other income (expense):
Interest income	1,803	—		—		1,803
Interest expense	(10,068)	(756)		—		(10,824)
Other — net	569	81		—		650
Loss on early extinguishment of debt	—	—		—		—

	(7,696)	(675)		—		(8,371)

Income (loss) before income taxes	(19,727)	17,117		(4,335)		(6,945)
Provision for income taxes	2,308	—	(F)	5,113	(E)	7,421

Net income (loss)	$(22,035)	$17,117		$(9,448)		$(14,366)

Net income (loss)
Basic	$(0.98)	$—		$—		$(0.50)
Diluted	$(0.98)	$—		$—		$(0.50)
Weighted average number of common shares outstanding:
Basic	22,440,742	—		6,264,756		28,705,498

Diluted	22,440,742	—		6,264,756		28,705,498

The accompanying notes are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(A)	Based upon preliminary estimates, the transaction is assumed to result in a write-up of InServ’s fixed assets of $4,927.

(B)	To record the issuance of 5,627,281 shares of Willbros Group, Inc. common stock, at an assumed market price of $38.27 less certain fees and costs of the transactions. The remaining 637,475 shares of common stock will be issued to the sellers as restricted stock.

(C)	To record the estimated initial transaction costs of $1,200, representing one-time professional and advisory fees. The one-time costs are not reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations since the charges are non-recurring in nature.

(D)	To record the increased depreciation expense associated with the write up of fixed assets and the amortization associated with the value of existing customer backlog. Expected useful lives for building and equipment is 20 years and 5 years, respectively. The estimated useful life of existing customer backlog is 5 years. The Company’s backlog is primarily under master service agreements with lives ranging up to 20 years.

(E)	To record an estimated income tax provision on InServ’s pre-tax income, net of the tax benefit for the increased depreciation expense.

(F)	InServ was taxed as a partnership with no income tax provision.

(G)	To record the estimated value of existing customer backlog value of $20,000 which will be amortized over an estimated useful life of five years. Willbros Group, Inc. is in the process of obtaining a third party valuation of intangible assets. The actual value and estimated useful life assigned to the customer backlog will be subject to future refinement. Because a full valuation of the asset and useful life has not yet been finalized, the final allocation of the purchase price may differ from the allocation presented herein.

Item 9.01.  Financial Statements and Exhibits.
(d)  Exhibits.
The following exhibit is filed herewith:
     23.1     Consent of Grant Thornton LLP.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: November 2, 2007	By:	/s/ Van A. Welch

Van A. Welch
Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Grant Thornton LLP.